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                                                                       EXHIBIT 5

                                  July 15, 1996


American Greetings Corporation
One American Road
Cleveland, Ohio  44144

                  Re: Registration on Form S-8 of 950,000 Class A Common Shares and 200,000 Class B Common Shares of American Greetings Corporation

Gentlemen:

         We are acting as counsel to American Greetings Corporation (the "Company") in connection with the issuance and sale by the Company of up to 950,000 of its Class A Common Shares and up to 200,000 of its Class B Common Shares (collectively, the "Shares"). The Shares will be issued and sold to certain employees of the Company pursuant to the American Greetings Corporation 1996 Employee Stock Option Plan (the "Plan").

         We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares which may be issued and sold pursuant to the Plan have been duly authorized and, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission to effect registration of the Shares under the Securities Act of 1933.

                                Very truly yours,

                                Brouse & McDowell

                              /s/ Brouse & McDowell
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